EXHIBIT 4.2

LANOPTICS LTD.

THE 2003

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(*IN COMPLIANCE WITH AMENDMENT NO. 132 OF THE ISRAELI TAX ORDINANCE, 2002)

TABLE OF CONTENTS

1.	PURPOSE OF THE PLAN	1

2.	DEFINITIONS	1

3.	ADMINISTRATION OF THE PLAN	4

4.	DESIGNATION OF PARTICIPANTS	5

5.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102	5

6.	TRUSTEE	6

7.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON	7

8.	PURCHASE PRICE	7

9.	ADJUSTMENTS	8

10.	TERM AND EXERCISE OF AWARDS	9

11.	VESTING OF AWARDS	10

12.	PURCHASE FOR INVESTMENT	11

13.	DIVIDENDS	11

14.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS	11

15.	TERM OF THE PLAN	12

16.	AMENDMENTS OR TERMINATION	12

17.	GOVERNMENT REGULATIONS	12

18.	CONTINUANCE OF EMPLOYMENT OR SERVICES	12

19.	GOVERNING LAW & JURISDICTION	12

20.	TAX CONSEQUENCES	13

21.	NON-EXCLUSIVITY OF THE PLAN	13

22.	MULTIPLE AGREEMENTS	14

23.	INTEGRATION OF SECTION 102	14

This Plan, as amended from time to time, shall be known as the LanOptics Ltd. 2003 Amended and Restated Equity Incentive Plan (the “PLAN”).

1.                                      PURPOSE OF THE PLAN

The Plan is intended as an incentive to retain, in the employ of LanOptics Ltd. (the “COMPANY”) and its Affiliates (as defined below), persons of training and experience, to have the ability to attract new employees, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company pursuant to the Plan approved by the Board.

2.                                      DEFINITIONS

For purposes of the Plan and related documents, including the Award Agreement, the following definitions shall apply:

2.1                               “ADMINISTRATOR” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.

2.2                               “AFFILIATE” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.3                               “APPROVED 102 AWARD” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.4                               “ARTICLES OF ASSOCIATION” means the Company’s Articles of Association, as shall be amended by the Company from time to time.

2.5                               “AWARD” means, individually or collectively, a grant under the Plan of Options or Restricted Share Units.

2.6                               “AWARD AGREEMENT” means the agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.7                               “BOARD” means the Board of Directors of the Company.

2.8                               “CAPITAL GAIN AWARD” OR “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.9                               “CAUSE” means (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Participant’s fiduciary duties or duties of care of the Company, including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Administrator to be materially detrimental to the Company.

2.10                        “COMMITTEE” means a committee appointed by the Board in accordance with Section 3, which shall consist of no fewer than two members of the Board.

2.11                        “COMPANY” means LanOptics Ltd., an Israeli company.

2.12                        “COMPANIES LAW” means the Israeli Companies Law 5759-1999 as in effect from time to time and any successor act or regulation, as in effect from time to time.

2.13                        “CONTROLLING SHAREHOLDER” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

2.14                        “DATE OF GRANT” means, the date of grant of an Award, as determined by the Administrator and set forth in the Participant’s Award Agreement.

2.15                        “ELECTION” shall have the meaning ascribed to such term in Section 5.3 of the Plan.

2.16                        “EMPLOYEE” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director, but excluding any Controlling Shareholder in the Company or its Affiliates.

2.17                        “EXPIRATION DATE” means the date upon which an Award shall expire, as set forth in Section 10.2 of the Plan.

2.18                        “FAIR MARKET VALUE” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Administrator deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

2.19                      “ITA” means the Israeli Tax Authorities.

2.20                      “NON-EMPLOYEE” means (i) a person or entity that acts as a consultant, adviser or service provider to the Company or its Affiliates, provided that such person is not an Employee or a Controlling Shareholder, or (ii) any other person or entity that is not an Employee.

2.21                      “OPTION” means an option to purchase one or more Shares of the Company pursuant to the Plan.

2.22                      “ORDINANCE” means the Israeli Income Tax Ordinance (New Version), 1961, as now in effect and as thereafter amended from time to time and the regulations, rules and orders of procedure promulgated thereunder from time to time.

2.23                      “ORDINARY INCOME AWARD” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.24                      “PARTICIPANT” means a person or entity that was granted an Award under the Plan.

2.25                      “PURCHASE PRICE” means the price for each Share subject to an Award.

2.26                      “RESTRICTED SHARE UNIT” means a unit granted pursuant to the Plan entitling the Participant to acquire one or more Shares of the Company in accordance with the terms of the Plan and the Award Agreement.

2.27                      “SHARE” means the ordinary shares, NIS 0.02 par value each, of the Company.

2.28                      “SECTION 102” means Section 102 of the Ordinance as now in effect and as thereafter amended from time to time and the regulations, rules and orders of procedure promulgated thereunder from time to time.

2.29                      “SECTION 102 AWARD” means any Award granted to an Employee pursuant to Section 102 of the Ordinance.

2.30                      “SECTION 102 PERIOD” shall have the meaning ascribed to such term in Section 6.1 of the Plan.

2.31                      “SECTION 3(I) AWARD” shall mean any Award granted pursuant to Section 3(i) of the Ordinance to any person or entity that is a Non-Employee.

2.32                      “SUCCESSOR COMPANY” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.33                      “TRANSACTION” means (i) spin-off, merger, consolidation, amalgamation, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.34                      “TRUSTEE” means any individual or entity designated by the Board to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102.

2.35                      “UNAPPROVED 102 AWARD” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.36                      “VESTING DATES” means, as determined by the Administrator, the date as of which the Participant shall be entitled to exercise the Awards or part of the Awards, as set forth in Section 11 of the Plan.

3.                                      ADMINISTRATION OF THE PLAN

The Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy applicable law and the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as the chairman shall determine.

The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Awards under the Plan while serving on the Committee, unless otherwise specified herein.

Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have full power and authority (i) to designate Participants; (ii) to determine the terms and provisions of respective Award Agreements (which need not be identical) including, but not limited to, the number of Shares in the Company to be covered by each Award, provisions concerning the time or times when and the extent to which the Awards may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of a Participant to exercise, in whole or in part, any previously granted Award; (iv) to determine the Fair Market Value of the Shares covered by each Award; (v) to make an election as to the type of Approved 102 Award; (vi) to designate the type of Award (vii) to amend and rescind any restrictions and conditions relating to the Plan and to any Awards or Shares subject to any Awards; (viii) to interpret the provisions and supervise the administration of the Plan; and (ix) to determine any other matter which is necessary or desirable for, or incidental to administration of the Plan.

The Administrator shall have the authority to grant, at its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having a purchase price equal to, lower than or higher than the purchase price provided in the Award so surrendered and canceled, and containing such other terms and conditions as the Administrator may prescribe in accordance with the provisions of the Plan.

Subject to the Company’s Articles of Association, all decisions and selections made by the Administrator pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Administrator shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Administrator relating to any Award to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Articles of Association.

The interpretation and construction by the Administrator of any provision of the Plan or of any Award thereunder shall be final and conclusive unless otherwise determined by the Board.

Subject to the Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.                                      DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan as Participants shall include any Employees and Non-Employees of the Company or of any Affiliate provided, however, that (i) Employees may only be granted Section 102 Awards; (ii) Non-Employees may only be granted Section 3(i) Awards; and (iii) Controlling Shareholders may only be granted Section 3(i) Awards. The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify a Participant from participating in any other grant of Awards pursuant to this Plan or any other option or stock plan of the Company or any of its Affiliates.

Anything in the Plan to the contrary notwithstanding, all grants of Options to directors and office holders (“NOSEI MISRA” - as such term is defined in the Companies Law) shall be authorized and implemented only in accordance with the provisions of the Companies Law.

5.                                      DESIGNATION OF AWARDS PURSUANT TO SECTION 102

5.1                               The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

5.2                               The grant of Approved 102 Awards shall be made under this Plan, and shall be conditioned upon the approval of this Plan by the ITA.

5.3                               Approved 102 Awards may either be classified as Capital Gain Awards (“CGA”) or Ordinary Income Awards (“OIA”).

5.4                               No Approved 102 Awards may be granted under this Plan to any eligible Employees until the Company’s election of the type of Approved 102 Awards as GCA or OIA granted to Employees (the “ELECTION”) has been appropriately filed with the Israeli tax authorities. An Election shall remain in effect until the end of the subsequent year following the year during which an Employee was first granted Approved 102 Awards after the Company’s previous Election, if any. The Election shall obligate the Company during the period indicated in the preceding sentence to grant only the type of Approved 102 Awards it has elected, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company, subject to the Administrator’s decision from granting at all times Unapproved 102 Awards to Employees and Section 3(i) Awards to Non-Employees.

5.5                               All Approved 102 Awards must be held in trust by a Trustee, as described in Section 6 below.

5.6                               For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

6.                                      TRUSTEE

6.1                               Approved 102 Awards which shall be granted under this Plan and/or any Share allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be issued to, and held by, the Trustee for the benefit of the Participants for such period of time as required by Section 102 (the “SECTION 102 PERIOD”). In the case that the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

6.2                               All of the rights attached to the Shares issued upon the exercise of Approved 102 Awards, including without limitation dividend in shares, shall be subject to the same tax treatment as the treatment to which such Approved 102 Awards are subject.

6.3                               Notwithstanding anything to the contrary, the Trustee shall not make any transaction or take any action with respect to Approved 102 Awards or any Shares allocated or issued upon exercise of Approved 102 Awards, and will not transfer, assign, release, pledge or mortgage such Shares, other than by will or by operation of law, prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Awards which were granted to the Participant and/or any Shares allocated or issued upon exercise of such Awards. If such Awards or Shares have been transferred by will or by operation of law, the provisions of Section 102 will apply with respect to the heirs or the transferees of the Participant.

6.4                               Without derogating from the provisions of Section 14 below, with respect to any Approved 102 Award, subject to the provisions of Section 102, a Participant shall not sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Section 102 Period. Notwithstanding the above, if any such sale or release occurs during the Section 102 Period, the sanctions under Section 102 shall apply to, and shall be borne by, such Participant.

6.5                               Upon receipt of Approved 102 Award, the Participant undertakes to release the Trustee and the Company from any liability in respect of any action or decision duly taken and bona fide executed by the Trustee or the Company in relation with this Plan, or any Approved 102 Award or Share granted or issued to the Participant hereunder.

7.                                      SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

7.1                               Subject to adjustments as set forth in Section 9 below, a total of 270,000 Shares shall be reserved and authorized for the purpose of the Plan and other equity incentive plans which the Company may adopt from time to time. Any Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Award may again be subjected to an Award under the Plan or under the Company’s other equity incentive plans. Any Shares subject to Options shall be counted against the numerical limits of this Section 7.1 as one Share for every Share subject thereto. Any Shares subject to Restricted Share Units with a per Share Purchase Price lower than 100% of Fair Market Value on the Date of Grant shall be counted against the numerical limits of this Section 7.1 as three Shares for every one Share subject thereto. To the extent that a Share that was subject to a Restricted Share Unit that counted as three Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan in accordance with the second sentence of this Section 7.1, the Plan shall be credited with three Shares.

7.2                               Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Administrator shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder (whether an Option or a Restricted Share Unit, and whether a CGA, OIA, Unapproved 102 Award or a Section 3(i) Award), the vesting dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Administrator in its discretion may prescribe, provided that they are consistent with this Plan.

8.                                      PURCHASE PRICE

8.1                               The Purchase Price of each Share subject to an Award or any portion thereof shall be determined by the Administrator in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement shall contain the Purchase Price determined for each Participant.

8.2                               The Purchase Price shall be payable upon the exercise of the Award in a form satisfactory to the Administrator, including without limitation by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine.

9.                                      ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant’s rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

9.1                               In the event of a Transaction, the unexercised Awards then outstanding under the Plan shall be assumed or substituted for the Shares subject to the unexercised portions of such outstanding Awards for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Transaction, and appropriate adjustments shall be made in the Purchase Price per share to reflect such action, and all other terms and conditions of the Award Agreements, such as the Vesting Dates, shall remain in force, all as will be determined by the Administrator, whose determination shall be final.

9.2                               Notwithstanding the above and subject to any applicable law, the Administrator shall have full power and authority to determine that in certain Award Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, the Vesting Dates shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

9.3                               For the purposes of section 9.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary), the Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Award to be solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary) equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Administrator may determine, in its discretion, that in lieu of such assumption or substitution of Awards for options or restricted share units, as applicable, of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4                               If the Company is voluntarily liquidated or dissolved while unexercised Awards remain outstanding under the Plan, the Company shall immediately notify all unexercised Award holders of such liquidation, and the Award holders shall then have ten (10) days to exercise any unexercised Option held by them at that time, without regard to their Vesting Dates, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-day period, all remaining outstanding Awards will terminate immediately.

9.5                               If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this Plan or subject to any Awards theretofore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 7 hereof), in respect of which Awards have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Administrator whose determination shall be final.

10.                               TERM AND EXERCISE OF AWARDS

10.1                        Awards shall be exercised by the Participant by giving written notice to the Company, in such form and method as may be determined by the Company and, if applicable, by the Trustee and conforming with Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office and payment of the Purchase Price. The notice shall specify the number of Shares with respect to which the Award is being exercised.

10.2                        Awards, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement, but no later than ten (10) years from the Date of Grant; and (ii) the expiration of any extended period in any of the events set forth in Section 10.5 below (the “EXPIRATION DATE”).

10.3                        The Awards may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Awards become vested and excercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 10.5 below, the Participant is an employee of the Company or providing services to the Company, or any of its Affiliates, at all times during the period beginning with the granting of the Award and ending upon the date of exercise.

10.4                        Subject to the provisions of Section 10.5 below, in the event of termination of Participant’s employment or services, with the Company or any of its Affiliates, all Awards granted to him will immediately terminate. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant’s Award shall not vest and shall not become exercisable.

10.5                        Notwithstanding anything to the contrary herein above and unless otherwise determined in the Participant’s Award Agreement, an Award may be exercised after the date of termination of the Participant’s employment or service with the Company or any of its Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Awards already vested at the time of such termination according to the Vesting Dates of the Awards, if:

(i)                                     prior to the date of such termination, the Administrator shall authorize an extension of the terms of all or part of the Awards beyond the date of such termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable;

(ii)                                  termination is without Cause, in which event any Awards still in force and unexpired may be exercised within a period of ninety (90) days from the date of such termination, but only with respect to the number of shares purchasable at the time of such termination, according to the Vesting Dates of the Awards; or

(iii)                               termination is the result of death or disability of the Participant, in which event any Awards still in force and unexpired may be exercised within a period of twelve (12) months after the date of termination, but only with respect to the number of Awards already vested at the time of such termination according to the Vesting Dates of the Awards.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Award (whether vested or non-vested), will immediately expire and terminate, and the Participant shall not have any right in connection to such outstanding Awards.

10.6                        The holders of Awards shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Award, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Participant as holder of such Shares in the Company’s register of shareholders upon exercise of the Award in accordance with the provisions of the Plan, but in case of Awards and Shares held by the Trustee, subject to the provisions of Section 6 of the Plan.

10.7                        Any form of Award Agreement authorized by the Plan may contain such other provisions, as the Administrator may, from time to time, deem advisable.

11.                               VESTING OF AWARDS

Subject to provisions of this Plan, each Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Award Agreement. However, no Award shall be exercisable after the Expiration Date.

An Award may be subject to such other terms and conditions on the time or times when it may be exercised as the Administrator may deem appropriate. The vesting provisions of individual Award may vary.

12.                               PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Award granted under the Plan is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (x) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (y) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of any applicable laws

13.                               DIVIDENDS

With respect to all Shares (in contrary to unexercised Awards) issued upon the exercise of Awards purchased by the Participant and held by the Participant or the Trustee, as the case may be, the Participant shall be entitled to receive dividends distributed with respect to the Shares, subject to the Articles of Association and subject to any applicable taxation on distribution of dividends, and when applicable, subject to the provisions of Section 102.

14.                               RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

No Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant’s rights to purchase Shares hereunder shall be exercisable only by the Participant.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

As long as the Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the Awards and Shares issued upon exercise thereof are personal, cannot be transferred, sold, assigned, pledged, hypothecated, disposed of or mortgaged, other than by will or laws of descent and distribution.

15.                               TERM OF THE PLAN

The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any applicable law including without limitation the US securities laws or the securities laws of other jurisdiction applicable to Awards granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the US Securities and Exchange Commission.

16.                               AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, and when applicable, after consultation with the Trustee, amend, alter, suspend, discontinue or terminate the Plan. No amendment, alteration, suspension, discontinuance or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.                               GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares or cash under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Shares under the United States Securities Act of 1933, as amended, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.                               CONTINUANCE OF EMPLOYMENT OR SERVICES

Neither the Plan nor the Award Agreement with the Participant shall impose any obligation on the Company or an Affiliate thereof, to continue any Participant in its employ or service, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or to restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.                               GOVERNING LAW & JURISDICTION

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

20.                               TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or, its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or, its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

As a condition to the exercise of the Awards, release of the Shares by the Trustee (if applicable), sale or transfer of an Award or Share, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax and any other payment obligations that may arise in connection with such exercise, sale or transfer. The Participantshall also make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax and any other payment obligations that may arise in connection with the disposition of Shares acquired by exercising an Award.

In the event that Employee’s employment with the Company or any Affiliate has ceased and such Employee was granted an Unapproved 102 Award, then as a condition to the exercise of the Unapproved 102 Awards under the terms of the Plan, such Employee shall be required to deposit with the Company and/or its Affiliate an amount of money or such security or guarantee which is necessary to discharge such Employee’s tax obligations with respect to such Unapproved 102 Awards.

The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to a Participant until all required payments have been fully made.

21.                               NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity incentive Awards otherwise then under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Participants of the Company under their employment agreements or services agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.                               MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Administrator may also grant more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant.

23.                               INTEGRATION OF SECTION 102

With regards to Approved 102 Awards, the provisions of the Plan and the Award Agreement shall be subject to the provisions of Section 102, and the said provisions shall be deemed an integral part of the Plan and of the Award Agreement.